Exhibit 99.1

Contact:

Vida Communication (on behalf of WaferGen)
Stephanie Diaz (investors)                                                                                                            Tim Brons (media)
415-675-7400                                                                                                                                    415-675-7400
sdiaz@vidacommunication.com                                                                                                   tbrons@vidacommunication.com

WaferGen Announces Third Quarter 2008 Financial Results

Fremont, CA, November 10, 2008 – WaferGen Biosystems, Inc. (OTCBB: WGBS), a leading developer of state-of-the-art gene expression, genotyping, cell biology and stem cell research systems, today highlighted the company’s recent developments and announced financial results for the quarter and nine months ended September 30, 2008.

Recent Corporate Developments:

•
Announced that the National Institutes of Health (NIH) has awarded a team of researchers at the University of Pittsburgh an approximately $3 million grant to conduct novel gene expression research in the area of lung disease involving WaferGen’s SmartChip™ Real-Time PCR System. NIH-funded research will include the development and application of the PulmoSmartChip, a custom designed SmartChip molecular phenotyping assay for chronic obstructive pulmonary disease (COPD) and idiopathic pulmonary fibrosis (IPF).

•
Expanded worldwide sales network for WaferGen’s SmartSlide™ Micro-Incubation System by signing regionally exclusive agreements with leading distributors of innovative products and services to cell biologists and stem cell researchers in Switzerland, Taiwan, the Nordic region and Italy.  Most recently, the company also signed a distribution agreement to support sales in Japan.

“Consistent with our goals for this year, we are pleased that the NIH and the University of Pittsburgh are supporting key research initiatives using our SmartChip Real-Time PCR System.  We believe the results from this research will facilitate the ongoing advancement of the SmartChip system as the platform of choice for biomarker discovery and validation,” stated Alnoor Shivji, WaferGen's chairman and chief executive officer.  “In addition, we continued to expand our reach and customer base for our SmartSlide Micro-Incubation System family of products through the signing of multiple new distributor agreements in key foreign markets.  We are very encouraged by the growing interest in both of our product lines and look forward to reporting continued progress in the coming months.”

Third Quarter and Nine Month 2008 Financial Results

At September 30, 2008, WaferGen had cash, cash equivalents and marketable securities of $3,209,394, compared to $5,189,858 at December 31, 2007.  Additionally, WaferGen has met all requirements to qualify for the $1 million second tranche of the private placement to Malaysian Technology Development Corporation Sdn. Bhd. (MTDC) that it signed earlier this year.  The company expects to receive that $1 million in funding in the near-term.

WaferGen's net revenues were $197,951 for the quarter ended September 30, 2008, compared to $6,700 for the quarter ended September 30, 2007.  For the nine months ended September 30, 2008, net revenues were $556,442, compared to $67,460 for the nine months ended September 30, 2007. For the quarter and nine-month periods, the increase resulted primarily from the utilization of distributors and an expanded sales team to sell products in 2008 as compared to 2007.

Research and development expenses totaled $1,205,511 for the quarter ended September 30, 2008, compared to $728,288 for the quarter ended September 30, 2007.  Research and development expenses totaled $3,503,573 for the nine months ended September 30, 2008, compared to $1,489,994 for the same period in 2007.  For the quarter and nine-month periods, the increase resulted primarily from an increase in head count resulting in greater salaries and wages, an increase in research and development supplies used for product development and testing, our move to a new facility which allowed us to increase the amount of lab equipment on hand, and an increase in stock-based compensation associated with the issuance of stock options.

Sales and marketing expenses totaled $328,289 for the quarter ended September 30, 2008, compared to $277,248 for the quarter ended September 30, 2007.  For the quarter, the increase resulted primarily from an increase in promotion and advertising, increase in commissions and an increased in head count, resulting in greater salaries and wages.  Sales and marketing expenses totaled $1,008,969 for the nine months ended September 30, 2008 compared to $567,218 for the nine months ended September 30, 2007.  For the nine-month period, the increase resulted primarily from an increase in stock-based compensation associated with the issuance of stock options, additional expenses incurred as a result an increased head count, including the hiring of a Vice President of Sales, resulting in greater salaries and wages, increase in commission and some additional professional fees.

General and administrative expenses totaled $648,966 for the quarter ended September 30, 2008, compared to $773,656 for the quarter ended September 30, 2007.  For the quarter, the decrease is related to the reduction of expenses related to legal and professional fees in the quarter.      For the nine months ended September 30, 2008, general and administrative expenses totaled $1,971,773, compared to $1,582,812 for the nine month period ended September 30, 2007.  For the nine-month period, the increase resulted primarily from an increase in head count resulting in greater salaries and wages, an increase in stock-based compensation associated with the issuance of stock options, and legal and professional fees related to the filing of registration statements and other documents in connection with the May 2007 private placement and reverse merger as described elsewhere in this Form 10-Q.

WaferGen reported a net loss applicable to common stockholders of $2,084,900, or ($0.08) per share, for the quarter ended September 30, 2008, compared to a net loss applicable to common stockholders of $1,691,610, or ($0.07) per share, for the quarter ended September 30, 2007.  For the nine months ended September 30, 2008, WaferGen reported a net loss applicable to common stockholders of $6,120,408, or ($0.25) per share, compared to a net loss applicable to common stockholders of $3,736,199, or ($0.30) per share in the same period of 2007.

Goals for 2008

During the balance of 2008, WaferGen will continue to work toward the creation of corporate and shareholder value through the achievement of key milestones, including:

•	Completion of SmartChip™ alpha testing at University of Pittsburg Medical School

•	Publication/presentation of SmartChip™ alpha test results

•	Establishment of strategic SmartChip™ collaborations with premier academic/genomics centers

•	Continued expansion of SmartSlide™ worldwide distribution channels

•	Establishment of manufacturing and production in Malaysia

About WaferGen

WaferGen Biosystems Inc. is a leader in the development, manufacture and sale of state-of-the-art systems for gene expression, genotyping, cell biology and stem cell research for the life science and pharmaceutical industries. The company is actively developing its SmartChip™ product for the gene expression and genotyping markets. SmartChip is being developed as the first whole genome, high throughput gene expression real-time polymerase chain reaction (PCR) platform. This innovative system, combined with next-generation chemistry and optimized assays being developed by WaferGen, promises to deliver significant speed and cost advantages to researchers in the gene expression and genotyping markets. Based on collaborations established with leading research institutions, WaferGen believes that the SmartChip Real-Time PCR System is positioned as the platform of choice for biomarker discovery and validation.  WaferGen currently markets its SmartSlide™ family of products to companies and organizations involved in stem cell and cell biology research. SmartSlide, which was launched in 2006, represents the first fluidics integrated micro-incubators enabling cell biology and stem cell research. Representative SmartSlide customers include Harvard University, Mayo Clinic, California Institute of Technology (CalTech), Abbott Labs, and the National Institutes of Health (NIH).

Forward-Looking Statements

This press release contains certain "forward-looking statements". Such statements include statements relating to the company’s goals in 2008, the intended use of any proceeds received in the company’s financings, the expected timing of any announcement of the results of the alpha testing with Dr. Shapiro and the University of Pittsburg Medical School, and other statements that are not historical facts, including statements which may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words.

Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the control of the company. Actual results may differ materially from the expectations contained in the forward-looking statements. Factors that may cause such differences include the risks that: (i) the company may be unsuccessful in commercially developing its products or in achieving market acceptance of new and relatively unproven technologies; (ii) the company will need to raise additional capital to meet its business requirements in the future and the company may not be able to do so on reasonable terms or at all; (iii) the company’s proprietary intellectual property rights may not adequately protect its products and technologies; and (iv) the company expects intense competition in its target markets, including from companies that have much greater resources than the company, and there can be no assurance that the company will be able to compete effectively.  More detailed information about the company and the risk factors that may affect the realization of forward-looking statements is set forth in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2007, and its subsequent Quarterly Reports on Form 10-Q filed with the SEC. Investors and security holders are urged to read this document free of charge on the SEC's web site at www.sec.gov. The company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
	2008	2007

Assets
Current assets:
Cash and cash equivalents	$3,209,394	$5,189,858
Accounts receivables	227,616	139,827
Inventories	158,195	62,521
Prepaid expenses and other current assets	141,965	87,487

Total current assets	3,737,170	5,479,693

Property and equipment, net	812,115	321,159
Other assets	16,422	54,016

Total assets	$4,565,707	$5,854,868

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$686,029	$560,641
Accrued rent	32,701	19,340
Accrued payroll	176,158	414,519
Accrued vacation	199,538	156,234
Accrued other expenses	139,612	—
Current portion of capital lease obligations	54,518	32,443

Total current liabilities	1,288,556	1,183,177

Capital lease obligations, net of current portion	38,612	73,451

Minority interest	984,583	—

Commitment and contingencies	—	—

Stockholders’ equity :
Preferred Stock, $0.001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common Stock: $0.001 par value; 300,000,000 shares authorized; 24,830,932 and 23,217,846 shares
issued and outstanding at September 30, 2008 and December 31,2007	24,831	23,218
Additional paid-in capital	20,326,298	16,527,929
Accumulated deficit	(18,073,315)	(11,952,907)
Accumulated other comprehensive income	(23,858)	—

Total stockholders’ equity	2,253,956	4,598,240

Total liabilities and stockholders’ equity	$4,565,707	$5,854,868

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenues	$197,951	$6,700	$556,442	$67,460

Cost of sales	73,956	1,770	206,021	23,544

Gross margin	123,995	4,930	350,421	43,916

Operating expenses:
Sales and marketing	328,289	277,248	1,008,969	567,218
Research and development	1,205,511	728,288	3,503,573	1,489,994
General and administrative	648,966	773,656	1,971,773	1,582,812

Total operating expenses	2,182,766	1,779,192	6,484,315	3,640,024

Operating loss	(2,058,771)	(1,774,262)	(6,133,894)	(3,596,108)

Other income and (expenses):
Interest income	16,709	82,960	66,490	98,741
Interest expense	(4,957)	(308)	(12,182)	(186,834)
Miscellaneous expense	(23,298)	—	(26,239)	—

Total other income and (expenses)	(11,546)	82,652	28,069	(88,093)

Net loss before provision for income taxes	(2,070,317)	(1,691,610)	(6,105,825)	(3,684,201)

Provision for income taxes	—	—	—	—

Net loss	(2,070,317)	(1,691,610)	(6,105,825)	(3,684,201)

Accretion on Redeemable Preferred Stock	(14,583)	—	(14,583)	—
Accretion on Series B Preferred Stock	—	—	—	(51,998)

Net loss applicable to common stockholders	$(2,084,900)	$(1,691,610)	$(6,120,408)	$(3,736,199)

Net loss per share - basic and diluted	$(0.08)	$(0.07)	$(0.25)	$(0.30)

Shares used to compute net loss per share - basic and diluted	24,830,932	23,217,846	24,007,933	12,390,059